EXCLUSIVE and CONFIDENTIAL RESEARCH AGREEMENT

         METABOLIC PROFILING AND DEVELOPMENT OF NOVEL NUTRACEUTICALS AND PHARMACEUTICALS FROM HEMP SEED / GRAIN PRODUCTS AND THE HEMP PLANT


This Agreement is entered into as of April 1, 1999 by and between Consolidated Growers and Processors Inc. (hereinafter "CGP" or "the Company"), a corporation organized under the laws of the state of Delaware, having a business office in Monterey, California, and Photosynthetic Harvest Inc., (hereinafter "PHI"), a corporation organized under the laws of the state of Delaware and having a business office in Willingboro, New Jersey.

Whereas, CGP desires TO IDENTIFY, CHARACTERIZE AND DOCUMENT-PATENT, ETC.-ALL OF THE BENEFICIAL PROPERTIES OF HEMP SEED OR GRAIN PRODUCTS, i.e. OIL, NUT AND CAKE/MEAL/POWDER-AND PUBLISH THIS INFORMATION, AT ITS DIRECTION, TO FACILITATE ITS MARKETING STRATEGY FOR TRADEMARK AND/OR OTHER HEMP SEED OR GRAIN PRODUCTS; and, Whereas, PHI has the scientific capability and other required resources to perform these services for CGP;

NOW, THEREFORE, the aforementioned parties herein agree to the following:


1.	Scope of Work and Future Collaboration.

PHI will utilize all of its proprietary technical and scientific expertise, as well as other existing technology and processes to perform the following general objectives:

(a)	A comprehensive biochemical analysis of chemical components of oil from various hemp varieties / cultivars provided by CGP, including the quantifying of their content in order to provide a comprehensive biochemical fingerprinting-metabolic profiling-of hemp oil; thereafter, the same for hemp nut and cake / meal and /or powder;

(b)	Activity profiling of various components of hemp oil;

(c)	A metabolic profiling of the entire hemp plant, which includes activity profiling of phytochemicals from vegetative and reproductive hemp tissues;

(d)	To develop a new generation of scientifically designed and tested nutraceutical products that would include and require the development of proprietary technologies for the effective extraction and preservation of the beneficial ingredients in their most pharmacologically active forms, and to utilize proprietary technology to increase the content of valuable nutraceuticals in the hemp plant before harvest. Hemp oil will be the first priority of this activity;

(e)	Utilize its proprietary elicitation technology to attempt to discover novel
anti-microbial and anti-cancer compounds;

(f)	PHI shall assist CGP with the "self-affirmation" process for the Federal
Food and Drug Administration approval process for Hemp Seed Grain Products as a food or food additive;

(g)	PHI and CGP will participate in all public relations activities and requirements with regard to all findings and discoveries including, but not limited to, those stipulated below.

2.   Milestones.

Certain general health / nutritional benefits of Omega 3 and other unsaturated oils to humans are scientifically known and documented. Based upon the above scope and general objectives, PHI shall specifically perform and document the following:

During months one through four from the effective date of this agreement, PHI shall obtain and share with CGP documentation and literature for all identified components of hemp oil, nut and cake / meal with health and nutritional benefits for human and animal consumption. PHI will also perform the metabolic and activity profiling of hemp oil using analytical and screening approaches it had already established for other plant species.

During the subsequent eight months therefrom, PHI shall perform, in its best efforts, metabolic and activity profiling of the entire hemp plant, with particular emphasize on anti-bacterial, anti-fungal, anti-cancer and, then possible, cardiovascular, analgesic, weight loss, skin-care and anti-aging effects of natural products from hemp. The goal of this work will be to identify commercially viable nutraceutical and pharmaceutical leads from hemp.

CGP shall utilize all of its available resources to develop commercial markets - distribution and sales strategies and implementation - for all potential nutraceutical and / or pharmaceutical product opportunities generated through the research and development accomplishments of PHI.

3.Term.

Subject to early termination, as set forth in "13" below, research and all other services under this Agreement shall be performed for the lesser of: 1. five (5) years from the date of this Agreement; or 2. such date when the probative information from hemp is deemed to be exhausted. The term may be extended at anytime by mutual agreement of both parties.

4. Exclusive Agreement.

During the term of this agreement, PHI agrees that it shall perform all research and development work on any and all parts of the hemp plant, including but not limited to the general and specific stipulations above, solely for CGP and / or its affiliates assignees and / or successors; and, CGP shall perform all marketing, sales and distribution services solely for, or on behalf of, the mutual benefit of both parties. Furthermore, notwithstanding the terms of this Agreement, PHI and CGP shall be bound by the NON-DISCLOSURE / CONFIDENTIALITY AGREEMENT ATTACHED. This attached agreement shall be in effect and binding for a term of five years, and may be extended by mutual agreement of the parties.

5. Intellectual Property and All Information.

All rights in inventions, discoveries, biological material, software and any and all information and relative intellectual property created from the research and development during the term of and within the scope of this Agreement (the "Hemp Research") shall be the property of CGP and /or/ its assignees, affiliates or successors (collectively, "Affiliates"). All such information is CONFIDENTIAL FOR AND BETWEEN THE PARTIES, except as otherwise directed by CGP.

6. Compensation / Payments.

(a) CGP shall make the following payments, as the total sum required to perform the entire scope of the services for the first twelve months:

		$30,000 upon execution of this Agreement
		$25,000 three months after date of execution
		$20,000 six months after execution
		$20,000 nine months after execution

(b) All cost and expenses for writing and filing of intellectual property applications and maintenance documentation relative to Hemp Research shall be borne by CGP.

(c) At the completion of the first year under this Agreement, or at the earliest practical date, the parties shall jointly develop a budget to perform any and all agreed upon future research and development work, including agree on additional progress payments to PHI, and to achieve identified objectives.

(d) All gross revenues received by CGP or any of its Affiliates from the sale or other commercialization of any and all products developed under and as the result of the Hemp Research or this Agreement (the "Products"), including royalties as a result of licensing the commercial rights to any such Products, shall be shared by the parties as follows: CGP-95% and PHI-5%. CGP shall pay PHI's share hereunder quarterly, within 30 days after the end of each calendar quarter. Together with such payment, CGP shall provide PHI with a report, signed by its chief financial officer or other executive officer, setting forth in reasonable detail the calculation of the payments due to PHI hereunder. PHI, solely through Price Waterhouse Coopers or another reputable CPA firm agreed to by CGP, shall have the right to audit the revenue attributable to the sale or other commercialization of the Products in order to verify the calculation of the payment due PHI hereunder.

7. Written Modification.

Any change, amendment, modification, extension etc. to this Agreement must be in writing and signed by both parties hereto.

8. Arbitration.

Unless otherwise agreed upon by partners, any dispute arising from the terms of this agreement shall be adjudicated by a single arbitrator pursuant to the rules of the American Arbitration Association. The arbitration shall take place within the State of California if PHI is the plaintiff, or within the State of New Jersey if CGP is the plaintiff.

9. Jurisdiction.

The terms of this agreement shall be governed by the laws of the state of California or New Jersey without regard to conflicts of laws provisions, as follows:

(a) if CGP is the plaintiff (in any legal action), New Jersey shall be the state of jurisdiction

(b)	if PHI is the plaintiff (in any legal action), California shall be the state of jurisdiction

10. Assignment.

This Agreement is not assignable by either party without the prior written consent of the other party. Any and all assignments not made in accordance with this provision are null and void.

11.Survivorship.

Articles 4., 5. And 6.(d) herein survive any termination and expiration of this Agreement.

12. Excusable Delays.

Any delays or suspension of performance by either party in the event of government intervention, Acts of God, extreme natural events or any other event beyond the control of the affected party(ies) shall require the parties to communicate such and to negotiate in good faith a modification to be included in writing herein.

13.  Termination.

PHI may terminate this agreement if CGP defaults on its payment obligations and payment is not received within thirty(30) days from the scheduled due date or if the parties in good faith fail to agree on a budget for work to be performed after first year of this Agreement as set forth in Article 6(c). CGP may terminate this agreement if PHI fails to perform the research and development services referred to in 1. and 2. above in a professional and timely manner.

14. Notice.

Any notice or report required in accordance with the articles herein shall be deemed to have been legally provided for all purposes if sent by first class certified, registered or courier overnight express delivery to the respective addresses of the parties:

PHI, One Levitt Parkway, Willingboro, NJ 08046,

With a copy to: David Gitlin, Esq. Wolf, Block, Schorr and Solis-Cohen LLP

Before July 1, 1999, Twelfth Floor Packard Building. 111 South 15th Street, Philadelphia, PA 19102-2678

After July 1, 1999, 1950 Arch Street, Philadelphia, PA 19103-2085

CGP, PO Box 2228, Monterey, CA.  93942

15. Entire Agreement.

The terms and conditions herein is the entire agreement between the parties and any previous verbal representations, discussions or agreements made between any officers, agents or employees of the parties prior to the date of this Agreement shall be deemed contemporaneous with and included herein.


IN WITNESS WHEREOF, the parties have read understood and executed this Agreement through duly authorized representatives.

Signed on behalf of Photosynthetic Harvest, Inc. by:

Signature: /s/ ILYA RASKIN
Name: Ilya Raskin
Date: 4-7-1999


Signed on behalf of CGP, Inc.

Signature: /s/ SUSAN BRANA
Name: Susan Brana
Date: 4-7-99


                        PHOTOSYNTHETIC HARVEST, INC.
                       MUTUAL NONDISCLOSURE AGREEMENT

       Either or both of the undersigned parties (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose trade secrets or other confidential and proprietary information relating to the Disclosing Party's business information, technical information and/or ideas or inventions (whether or not patentable) which to the extent previously, presently or subsequently disclosed to the Receiving Party is hereinafter referred to as "Confidential and Proprietary Information" of the Disclosing Party.

       In consideration of the parties' discussions and any access of the Receiving Party to Confidential and Proprietary Information of the Disclosing Party, the Receiving Party hereby agrees as follows:

       1. The Receiving Party agrees (i) to hold the Disclosing Party's Confidential and Proprietary Information in strict confidence and to take reasonable precautions to protect such Confidential and Proprietary Information (including without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Confidential and Proprietary Information or any information derived therefrom to any third person (except consultants, subject to the conditions stated below), (iii) not to make any use whatsoever at any time of such Confidential and Proprietary Information except to evaluate internally its relationship with the Disclosing Party, (iv) not to remove or export from the United States or reexport any such Confidential and Proprietary Information or any direct product thereof except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce, and (v) not to copy or reverse engineer any such Confidential and Proprietary Information. Any employee or consultant given access to any such Confidential and Proprietary Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses 1 (i), (ii), (iii) and (v) shall not apply with respect to any information that the Receiving Party can document (i) is or becomes (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee) generally available to the public,
(ii) was in its possession or known by it prior to receipt from the Disclosing Party, (iii) was disclosed to it by a third party without restriction or (iv) is independently developed by the Receiving Party without use of the Disclosing Party's Confidential and Proprietary Information. For purposes of the immediately preceding sentence, "availability," "possession," "disclosure," "development" or "knowledge" of information combined, synthesized or used by the Disclosing Party in a particular manner does not include availability, possession, disclosure development or knowledge of various pieces of information that are not so combined, synthesized or used. The Receiving Party may make disclosures required by law or court order provided the Receiving Party uses diligent, reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in the proceeding.

       2. Immediately upon (i) the decision by either party not to enter into the agreement contemplated by paragraph 1, or (ii) a request by the Disclosing Party at any time (which request will be effective on the earlier of receipt or three days after mailed first class postage prepaid to the Receiving Party's address set forth below), the Receiving Party will turn over to the Disclosing Party all Confidential and Proprietary Information of the Disclosing Party and all documents or media containing any such Confidential and Proprietary Information and any and all copies or extracts thereof. The Receiving Party understands that nothing herein (i) requires the disclosure of any Confidential and Proprietary Information of the Disclosing Party, which shall be disclosed if at all solely at the option of the Disclosing Party (in particular, but without limitation, any disclosure is subject to compliance with export control laws and regulations), (iii) required the Disclosing Party to proceed with any proposed transaction or relationship.

       3. Except to the extent required by law, neither party shall disclose the existence or subject matter of the negotiations or business relationship contemplated by this Agreement.

       4. The Receiving Party acknowledges and agrees that, due to the unique nature of the Disclosing Party's Confidential and Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including without limitation, attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Confidential and Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement shall be governed by the law of the State of New Jersey without regard to the conflicts of law provision thereof. This Agreement supercedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorney's fees. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party, and no failure or delay in enforcing any right will be deemed a waiver. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have read, understood, and executed this Mutual Nondisclosure Agreement through duly authorized representatives as of the day and year set forth below.


Photosynthetic Harvest Inc.	        Consolidated Growers and Processors, Inc.
By: Ilya Raskin, Chairman		         By: Susan Brana
Signature: /s/ ILYA RASKIN	         Signature: /s/ SUSAN BRANA
Date: 4-8-99				                    Date: 4-11-99